Exhibit 5.1

October 24, 2014

Nuvilex, Inc. 12510 Prosperity Drive, Suite 310 Silver Spring, Maryland 20904

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Nuvilex, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-199440) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the issuance and sale from time to time, on a delayed basis, by the Company of (i) common stock, par value $0.0001 per share (the “Common Stock”), (ii) preferred stock, par value $0.0001 per share (the “Preferred Stock”), (iii) debt securities of the Company (the “Debt Securities”), in one or more series, (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), and/or (v) units consisting of one or more of the foregoing (the “Units”), in each case as contemplated by the Registration Statement (including the prospectus constituting part thereof (the “Prospectus”)) to which this opinion letter has been filed as an exhibit.

The Common Stock, Preferred Stock, Debt Securities, Warrants and Units are collectively referred to herein as the “Securities.” The Securities being registered are for a maximum aggregate offering price of $50,000,000.00. The Securities may be offered and sold from time to time pursuant to Rule 415 under the Act, at which time it is contemplated that the Prospectus will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.  With respect to the Common Stock, when (a) the issuance and terms of sale of the shares of Common Stock have been duly authorized by the board of directors of the Company in conformity with its Articles of Incorporation, (b) such shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, and, (c) if issued upon the conversion, exchange or exercise of Debt Securities or Warrants, such shares have been duly issued and delivered as contemplated by the terms of the applicable indenture or Warrant, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Preferred Stock, when (a) the issuance and terms of sale of the shares of Preferred Stock have been duly authorized by the board of directors of the Company in conformity with its Articles of Incorporation, (b) an appropriate certificate or certificates of designation relating to a class or series of the Preferred Stock to be sold under the Registration Statement has or have been duly authorized and adopted and filed with the Secretary of State of Nevada, (c) the terms of issuance and sale of shares of such class or series of Preferred Stock have been duly established in conformity with the Company’s Articles of Incorporation and Bylaws so as to not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of its property, (d) such shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, and, (e) if issued upon the conversion, exchange or exercise of any Debt Securities or Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable indenture or Warrant, the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours, /s/ Loeb & Loeb LLP Loeb & Loeb LLP